UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): January 6, 2009 (December 10, 2008)

China New Energy Group Company
(Exact name of registrant as specified in its charter)

Delaware	001-32691	65-0972647
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

17th Floor, HongJi Building, JinWei Road
HeBei District, Tianjin, China
(Address of principal executive offices)

(86 22) 2626 9216
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement

On December 10, 2008, China New Energy Group Company (the “Company”) entered into an Agreement for Equity Transfer (the “Agreement”) with the holders of 51% of the outstanding equity in Qinhuangdao Chensheng Gas Co. Ltd. (“Chensheng Gas”), a natural gas distribution company operating in the Nandaihe area of Northern China and an indirect, 49% owned subsidiary of the Company.  Pursuant to the Agreement, the Company agreed to purchase 51% of the outstanding equity of Chensheng Gas from 17 individuals (the “Sellers”) for an aggregate purchase price of RMB 12.56 million (approximately $1.84 million) (the “Purchase Price”).  The Company does not  have any material relationship with the Sellers other than in respect of the Agreement itself and the Company’s ownership of the remaining 49% equity interest in Chensheng Gas.  Following the consummation of the transaction, the Company will own 100% of the equity of Chensheng Gas.

Pursuant to the Agreement, the equity in Chensheng Gas is to be transferred to the Company no later than thirty (30) days from the date of the Agreement, and payment for the equity is to be made no later than thirty (30) days from the date that the Company obtains a new business license from the relevant Chinese governmental authorities reflecting its ownership of Chensheng Gas.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement filed as Exhibit 10.1 hereto.

Item 2.01                      Completion of Acquisition or Disposition of Assets

On December 29, 2008, the Company received a new business license from the relevant Chinese governmental authorities reflecting its ownership of 100% of the equity in Chensheng Gas and consummated the acquisition of the 51% ownership in Chensheng Gas pursuant to the terms set forth in the Agreement as described above.  The Company will the Purchase Price to the Sellers by January 29, 2009.  The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference in its entirety.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1	Agreement for Equity Transfer, dated December 10, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA NEW ENERGY GROUP COMPANY

Dated: January 6, 2009	By:	/s/ Jiaji Shang
Jiaji Shang
President and Chief Executive Officer